     FOR IMMEDIATE RELEASE

POLYMEDICA REPORTS RESULTS FOR FISCAL 2005 FOURTH
QUARTER AND FISCAL YEAR ENDED MARCH 31, 2005;
ANNOUNCES TENDER OFFER TO REPURCHASE
$150 MILLION OF ITS COMMON STOCK

WOBURN, MA – May 25, 2005 — PolyMedica Corporation (NNM: PLMD) today reported its financial results for the fiscal 2005 fourth quarter and fiscal year ended March 31, 2005. The Company also announced that its board has authorized a modified “Dutch Auction” tender offer to repurchase up to $150 million of its common stock. A price range for the auction will be announced prior to the market opening on May 26, 2005.

The Company also said today that it has increased its five-year revolving credit facility, which it announced last month, from $150 million to $195 million.

Fiscal 2005 Fourth Quarter
Net revenues for the quarter ended March 31, 2005 were $114.8 million, compared to $109.1 million for the quarter ended March 31, 2004. Net income for the quarter was $11.7 million, or $0.41 per diluted share, compared to $12.6 million, or $0.47 per diluted share, for the prior fiscal year’s fourth quarter. The reductions in reimbursement rates for respiratory medications and diabetes testing supplies that took effect on January 1, 2005 had the effect of reducing net revenues, net income and diluted earnings per share in the March 2005 quarter by approximately $5.8 million, $3.7 million and $0.13, respectively.

Commenting on the Company’s quarterly results, President and CEO Patrick Ryan said, “As we previously discussed, the March quarter was a re-set quarter in terms of financial performance as a result of the reimbursement cuts for both diabetes supplies and respiratory medications that went into effect January 1st. It is a testament to the strength of our Company that the growth of our core businesses remains strong. Net revenues were essentially unchanged from the December quarter, and up 5.2 percent compared to last year’s March quarter. Revenues for our core diabetes business were up 6.9 percent from last year’s March quarter, and up 3.4 percent sequentially. We ended the quarter with 702,000 active diabetes patients, 12.3 percent more than a year ago and 4.2 percent more than we had at the end of December.”

Fiscal 2005 Full Year
Net revenues for the fiscal year ended March 31, 2005 were $451.5 million, a 7.6% increase compared to the $419.7 million in revenues recorded in the prior fiscal year. Net income for the fiscal year ended March 31, 2005 was $32.4 million, or $1.16 per diluted share, compared to $37.9 million, or $1.45 per diluted share, for fiscal 2004. As previously announced, in November of 2004, the Company recorded a charge of $30.0 million, or $0.66 per diluted share, to settle the civil investigation into the Company by the Department of Justice and the Office of

Inspector General. In the prior fiscal year ended March 31, 2004, the Company recorded a $3.1 million reduction of net revenues, or $0.07 per diluted share, to establish additional reserves for overpayments by Medicare, as well as an impairment charge to SG&A of $14.4 million, or $0.34 per diluted share, to write down the carrying cost of the Company’s Respiratory direct-response advertising asset to net realizable value.

Cash flow from operations in fiscal 2005 was $33.2 million, compared to $53.2 million in the prior year, with fiscal 2005 reflecting the settlement payment made by the Company in the December quarter.

Intent to Initiate a Modified “Dutch Auction” Tender Offer

Commenting on the Company’s decision to initiate the offer, Ryan said, “Our healthy balance sheet and continued strong cash flow give us the flexibility to both pursue our strategic goals and provide immediate value to our shareholders. We believe that investing in our own shares is an attractive use of capital and an efficient means to provide liquidity to our investors who wish to receive cash for all or a portion of their shares.”

Under the procedures for a modified “Dutch Auction” tender offer, shareholders may offer to sell all or a portion of the shares of common stock of the Company they own at a price not more than the maximum price nor less than the minimum price specified in the offer. Upon the expiration of the offer, the Company will select the lowest purchase price within the stated range that will allow it to buy $150 million of its common stock. If the number of shares tendered is greater than the number sought, purchases will be made on a pro rata basis from shareholders tendering at or below the purchase price as described in the Offer to Purchase. All shares purchased by the Company will be purchased at the same price, even if shareholders have selected a lower price; however, the Company will not purchase any shares above the determined purchase price.

This tender offer will commence on May 26, 2005 and will expire, unless extended, at 12:00 midnight, Eastern Time, on June 23, 2005. Tenders of shares must be made on or prior to the expiration of the tender offer, and shares tendered may be withdrawn at any time on or prior to the expiration of the tender offer.

PolyMedica will pay the purchase price, net to the seller in cash, without interest, as soon as practicable after the expiration of the tender offer. PolyMedica will return all shares not purchased to the tendering shareholders free of charge as soon as practicable after the expiration of the tender offer.

None of PolyMedica’s executive officers or directors intends to tender shares in the tender offer. The tender offer is not conditioned on the tender of any minimum number of shares, but is subject to various other conditions described in the Offer to Purchase. The Company will finance the tender offer through cash on hand and by utilizing its credit facility.

Morgan Stanley is the dealer manager for the tender offer and The Altman Group is the information agent for the tender offer. Any questions concerning the tender offer may be directed to Morgan Stanley at (866) 818-4954, or to The Altman Group at (800) 443-5182. Copies of the Offer to Purchase and Letter of Transmittal and other documents for use in making tenders may be obtained from The Altman Group. The Offer to Purchase, Letter of Transmittal and related documents will be mailed to shareholders of record on May 26, 2005, and will be made available for distribution to beneficial owners.

PolyMedica, its Board of Directors, Morgan Stanley and The Altman Group are not making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to what price at which shareholders may choose to tender their shares. Shareholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer their shares for purchase by PolyMedica.

This press release and the related financial results call are for informational purposes only and do not constitute an offer to buy or the solicitation to sell shares of the Company’s common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company will distribute to its shareholders. Shareholders should read the Offer to Purchase and the related materials carefully because they contain important information. Shareholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from The Altman Group, the information agent for the tender offer, toll free at (800) 443-5182.

Conference Call and Replay
PolyMedica management will host a conference call and live Webcast today, Wednesday, May 25th, at 4:30 p.m., Eastern Time, to discuss the Company’s financial results. Investors can access the call by dialing 800-811-0667 (U.S.) or 913-981-4901 (International). To listen to the conference call over the Internet, go to www.polymedica.com or www.fulldisclosure.com. Go to either Web site at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available via telephone for 30 days at 888-203-1112 or 719-457-0820 (passcode: 7248392) or over the Internet at www.polymedica.com and www.fulldisclosure.com for 90 days after the call. It will be available shortly after the call.

About PolyMedica (www.polymedica.com)
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 700,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation related to the government investigation concluded in November 2004, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended June 30, September 30, and December 31, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

###

For additional information, contact:

Investors:	Media:
Keith Jones	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080

(Financial Tables Follow)

PolyMedica Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	Mar. 31,	Mar. 31,	%	Mar. 31,	Mar. 31,	%
	2005	2004	Change	2005	2004	Change
Net revenues	$114,785	$109,072	5.2%	$451,467	$419,694	7.6%
Cost of sales	49,625	42,434	16.9%	183,798	156,862	17.2%

Gross margin	65,160	66,638	(2.2%)	267,669	262,832	1.8%
Selling, general and administrative expenses	47,164	46,572	1.3%	188,284	202,427	(7.0)%
Settlement charge	—	—	—%	29,987	—	—%

Income from operations	17,996	20,066	(10.3%)	49,398	60,405	(18.2)%
Other income and expense	416	137	203.6%	1,357	579	134.4%

Income before income taxes	18,412	20,203	(8.9%)	50,755	60,984	(16.8)%
Income tax provision	6,701	7,637	(12.3%)	18,321	23,052	(20.5)%

Net income	$11,711	$12,566	(6.8%)	$32,434	$37,932	(14.5)%

Diluted earnings per share	$0.41	$0.47	(12.8%)	$1.16	$1.45	(20.0)%
Weighted average shares, diluted	28,350	27,015	4.9%	27,956	26,201	6.7%

Supplemental information on segment net revenues:
Liberty Diabetes	$81,332	$76,105	6.9%	$315,019	$283,289	11.2%
Liberty Respiratory	9,960	17,138	(41.9)%	54,822	77,422	(29.2)%
Pharmaceuticals	23,493	15,829	48.4%	81,626	58,983	38.4%

Total net revenues	$114,785	$109,072	5.2%	$451,467	$419,694	7.6%

Supplemental summarized information on cash flows:
Cash flows from operating activities	$30,533	$14,276	113.9%	$33,154	$53,166	(37.6)%
Cash flows from investing activities *	(17,003)	(2,316)	(634.2)%	(31,656)	(23,162)	(36.7)%
Cash flows from financing activities	(1,458)	7,398	(119.7)%	1,519	12,063	(87.4)%

Net change in cash and cash equivalents	12,072	19,358	(37.6)%	3,017	42,067	(92.8)%
Beginning cash and cash equivalents	60,174	49,871	20.7%	69,229	27,162	154.9%

Ending cash and cash equivalents	$72,246	$69,229	4.4%	$72,246	$69,229	4.4%

* Cash flows from investing activities include the following:

Net maturity/(net purchase) of marketable securities	$194	$(330)		$617	$(5,979)
Purchase of business assets and patient lists	$(15,775)	$(174)		$(24,497)	$(512)

PolyMedica Corporation
Consolidated Balance Sheets
(In thousands)

	March 31,	March 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$72,246	$69,229
Marketable securities	6,804	7,421
Restricted cash	—	512
Accounts receivable, net	64,076	63,828
Inventories	29,758	18,745
Deferred income taxes	14,904	18,331
Income tax receivable	—	2,530
Prepaid expenses and other current assets	7,501	4,438

Total current assets	195,289	185,034

Property, plant and equipment, net	65,004	61,659
Goodwill	11,493	5,946
Patient lists, net	14,954	383
Direct response advertising, net	78,499	64,953
Other assets	503	1,193

Total assets	$365,742	$319,168

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$31,623	$33,746
Current portion, capital lease obligations	559	292

Total current liabilities	32,182	34,038

Capital lease, note payable and other obligations	3,112	1,691
Deferred income taxes	29,423	24,611

Total liabilities	64,717	60,340

Total shareholders’ equity	301,025	258,828

Total liabilities and shareholders’ equity	$365,742	$319,168

PolyMedica Corporation
Statement of Operations – Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share amounts)

Fiscal Year Ended March 31, 2005

	Reported		Adjusted
	GAAP	Settlement	Non-GAAP
	Totals	Charge *	Totals
Net revenues	$451,467	$—	$451,467

Cost of sales	183,798	—	183,798

Gross margin	267,669	—	267,669

Selling, general and administrative expenses	188,284	—	188,284

Settlement charge	29,987	(29,987)	—

Income from operations	49,398	29,987	79,385

Other income and expense	1,357	—	1,357

Income before income taxes	50,755	29,987	80,742

Income tax provision	18,321	11,567	29,888

Net income	$32,434	$18,420	$50,854

Diluted earnings per share	$1.16	$0.66	$1.82

Weighted average shares, diluted	27,956	27,956	27,956

We believe that referring to these non-GAAP totals facilitates a better understanding of our annual operating results.

* Of the total settlement accrual including direct costs of $35.70 million, $5.71 million was accrued as of March 31, 2004 and recorded as a reduction of net revenues, $3.14 million of which was recorded in fiscal 2004 and $2.57 million in fiscal 2003, with the balance of $29.99 million recorded as a settlement charge in fiscal 2005.

PolyMedica Corporation
Statement of Operations – Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share amounts)

Fiscal Year Ended March 31, 2004

			Settlement
		Direct-	Related
	Reported	Response	Reserve for	Adjusted
	GAAP	Advertising	Overpayments	Non-GAAP
	Totals	Impairment	by Medicare	Totals
Net revenues	$419,694	$—	$3,141	$422,835

Cost of sales	156,862	—	—	156,862

Gross margin	262,832	—	3,141	265,973

Selling, general and administrative expenses	202,427	(14,443)	—	187,984

Income from operations	60,405	14,443	3,141	77,989

Other income and expense	579	—	—	579

Income before income taxes	60,984	14,443	3,141	78,568

Income tax provision	23,052	5,459	1,187	29,698

Net income	$37,932	$8,984	$1,954	$48,870

Diluted earnings per share	$1.45	$0.34	$0.07	$1.87

Weighted average shares, diluted	26,201	26,201	26,201	26,201

We believe that referring to these non-GAAP totals facilitates a better understanding of our annual operating results.